EXHIBIT 99


                              FOR IMMEDIATE RELEASE

             CHECKERS ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS;
                   WORKFORCE REDUCTION AND MANAGEMENT CHANGES

FOR MORE INFORMATION PLEASE CONTACT:
JAMES T. HOLDER, SENIOR VICE PRESIDENT & GENERAL COUNSEL OR
JAMES N. STEIN, EXECUTIVE VICE PRESIDENT AND CHIEF ADMINISTRATIVE
OFFICER 813-441-3500

CLEARWATER, FL -- JANUARY 24, 1997 -- CHECKERS DRIVE-IN RESTAURANTS, INC. (NASDAQ:CHKR) today announced that, based upon a preliminary review of results for the 16-week fiscal fourth quarter ending December 30, 1996, the Company expects a net loss from operations of approximately $8.8 million. These preliminary results do not include any possible fourth quarter adjustments for such items as additional FAS-121 writedowns, restaurant closures, severances and relocations. Soft sales, accompanied by a further deterioration in restaurant margins, have contributed to the fourth quarter loss. It is anticipated that final results for the fourth quarter will be announced on or about March 14, 1997.

As part of new management's program to reduce costs, Checkers today decreased the number of personnel at its Clearwater corporate and modular manufacturing locations by approximately 20 percent. Tom Thompson, Checkers' CEO stated, "In our efforts to move Checkers back on the road to profitability, immediate measures have to be taken in all areas of the Company to reduce costs and improve margins."

Checkers also announced several management changes. James T. Holder has been promoted to senior vice president and general counsel. Joe Stein will become chief financial officer, in addition to his role as executive vice president and chief administrative officer. Michael T. Welch, vice president of marketing, has moved into the position of vice president of operations, which was vacated by Mike Dew, who left Checkers to pursue other interests.

Checkers also announced today that it is continuing to work with CKE Restaurants, Inc. and other investors regarding their participation in the investment of approximately $20 million in Checkers through the purchase of Checkers stock in a previously announced private placement, which is expected to be completed within the next 30 days. The completion of this transaction is subject to agreement between all participants on pricing and other significant terms which have not yet been fully negotiated.

Rick Fortman, president and chief operating officer, commented, "We have repositioned the corporate staff to take advantage of the strengths of the







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individuals  that will move Checkers  forward.  Our focus will now be on working with the regional operations staffs and restaurant managers to improve the restaurant margins while still delivering the quality and speed of service that Checkers' customers expect."

Statements that are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks; the effect of economic conditions; the impact of competitive products and pricing; the results of financing efforts; the effect of the Company's accounting policies and other risks detailed in the Company's January 1, 1996, Form 10-K and other filings with the Securities and Exchange Commission.

Checkers Drive-In Restaurants, Inc., along with its franchisees, operates approximately 500 double drive-thru restaurants primarily located in the Southeast.
























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